                                  SCHEDULE 13D
                                 (Rule 13d-101)

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    Under the Securities Exchange Act of 1934
                            Amendment No.  11
                                         --------

                             National-Oilwell, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   637071 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

            Thomas R. Denison - First Reserve Corporation, 1801 California St., #4110, Denver, CO 80202, (303) 382-1270
------------------------------------------------------------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                February 23, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP NO. 637071 10 1                                         PAGE 2 OF 11 PAGES

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    First Reserve Corporation
    I.R.S. No.: 06-1210123
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
    OR 2(e)                                                                  [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          101,435
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    101,435
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     101,435
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

     0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

CUSIP NO. 637071 10 1                                         PAGE 3 OF 11 PAGES

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    First Reserve Fund VI, Limited Partnership
    I.R.S. No.: 06-1334650
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
    OR 2(e)                                                                  [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          0
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

     0.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

CUSIP NO. 637071 10 1                                         PAGE 4 OF 11 PAGES

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    First Reserve Fund VII, Limited Partnership
    I.R.S. No.: 06-1457408
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
    OR 2(e)                                                                  [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          0
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

     0.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

CUSIP NO. 637071 10 1                                         PAGE 5 OF 11 PAGES

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    First Reserve Fund VIII, L.P.
    I.R.S. No.: 06-1507364
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
    OR 2(e)                                                                  [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          0
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

     0.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

CUSIP NO. 637071 10 1                                         PAGE 6 OF 11 PAGES

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    First Reserve GP VII, L.P.
    I.R.S. No.: 06-1520256
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
    OR 2(e)                                                                  [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          0
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

     0.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

CUSIP NO. 637071 10 1                                         PAGE 7 OF 11 PAGES

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    First Reserve GP VIII, L.P.
    I.R.S. No.: 06-1507318
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
    OR 2(e)                                                                  [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          0
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

     0.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

         This Amendment No. 11 to the statement on Schedule 13D (the "Statement"), originally filed on September 28, 1998, is filed by First Reserve Fund VI, Limited Partnership ("Fund VI"), First Reserve Fund VII, Limited Partnership ("Fund VII"), First Reserve GP VII, L.P. ("GP VII"), First Reserve Fund VIII, L.P. ("Fund VIII"), and First Reserve GP VIII, L.P. ("GP VIII," and collectively, the "Funds"), and First Reserve Corporation ("First Reserve," and together with the Funds, the "Reporting Persons") and relates to the Common Stock, par value $0.01 per share (the "Common Stock"), of National-Oilwell, Inc., a Delaware corporation (the "Issuer" or "National-Oilwell").

         Schedule 13D is hereby amended as set forth below to report the final distribution of Common Stock of the Issuer by the Reporting Persons to their limited partners, or stockholders, as the case may be.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

         Item 5(a) is hereby deleted and replaced with the following:

         (a) As of February 23, 2001, the Reporting Persons beneficially owned an aggregate of 101,435 shares of Common Stock, which constitutes approximately 0.1% of the 80,285,395 shares of Common Stock outstanding as of November 10, 2000, as reported by the Company.

REPORTING PARTY                                                 NUMBER OF SHARES           PERCENTAGE OF
                                                               BENEFICIALLY OWNED              CLASS
First Reserve Corporation (1), (2)                                   101,435                    0.1%

Fund VI                                                                 0                       0.0%

Fund VII                                                                0                       0.0%

Fund VIII                                                               0                       0.0%

GP VII (2)                                                              0                       0.0%

GP VIII (2)                                                             0                       0.0%

         (1) Consists of 15,989 shares underlying stock options issued to William E. Macaulay and 4,025 shares underlying stock options issued to Ben A. Guill in their capacity as directors of the Issuer. Additionally consists of 70,417 shares of Common Stock received by William E. Macaulay, and his immediate family members, and 11,004 shares of Common Stock received by Ben A. Guill as limited partners or stockholders of the Reporting Persons as part of the final distribution of Common Stock to all of their partners with an interest in the shares. First Reserve may be deemed to share dispositive and voting control over these shares.

         (2) GP VII and GP VIII are the general partners of Fund VII and Fund VIII, respectively, and may be deemed to beneficially own the shares of Common Stock owned by Fund VII and Fund VIII. First Reserve, as the general partner of GP VII and GP VIII, may be deemed to beneficially own all of the shares of Common Stock owned by the Funds.

         Item 5(c) is hereby deleted and replaced with the following:

         (c) Since February 5, 2001, the date of Amendment No. 10 to this
Schedule 13D, the Reporting Persons made the following final distributions of Common Stock of the Issuer:

                  (i) Fund VI distributed 1,649,734 shares of Common Stock to all of its partners with an interest in the shares. In connection with such distribution, First Reserve received 125,360 shares of Common Stock, which shares were immediately distributed to its stockholders with an interest in the shares.

                  (ii) Fund VII distributed 1,278,601 shares of Common Stock to all of its partners with an interest in the shares. In connection with the such distribution, GP VII received 12,786 shares of Common Stock, which were immediately distributed to its partners with an interest in the shares. In connection with the Fund VII distribution, First Reserve received 12,786 shares of Common Stock, which were immediately distributed to its stockholders with an interest in the shares.

                  (iii) Fund VIII distributed 1,829,100 shares of Common Stock to all of its partners with an interest in the shares. In connection with the Fund VIII distribution, GP VIII received 27,031 shares of Common Stock, which were immediately distributed to its partners with an interest in the shares. In connection with the GP VIII distribution, First Reserve received 14,353 shares of Common Stock, which were immediately distributed to its stockholders with an interest in the shares.

         Accordingly, the Reporting Parties have made a final distribution of the 4,757,434 shares of Common Stock to their limited partners, or stockholders, as the case may be. All of the distributions were effected February 23, 2001. None of the 4,757,434 shares of Common Stock were sold on the open market.

         Item 5(e) is hereby deleted and replaced by the following:

         (e) As of February 23, 2001, the Reporting Parties cease to be the beneficial owners of more than five percent of the Common Stock of the Issuer.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

         Dated:  February 26, 2001

                                        FIRST RESERVE CORPORATION

                                        By:  /s/ Thomas R. Denison
                                           -------------------------------------
                                           Name:  Thomas R. Denison
                                           Title:  Managing Director



                                        FIRST RESERVE FUND VI, LIMITED
                                        PARTNERSHIP

                                        By:  First Reserve Corporation,
                                             as General Partner

                                             By: /s/ Thomas R. Denison
                                                --------------------------------
                                             Name:  Thomas R. Denison
                                             Title:  Managing Director



                                        FIRST RESERVE FUND VII, LIMITED
                                        PARTNERSHIP

                                        By:  First Reserve GP VII, L.P.,
                                             as General Partner

                                             By:  First Reserve Corporation,
                                                  as General Partner

                                             By:  /s/ Thomas R. Denison
                                                --------------------------------
                                             Name:  Thomas R. Denison
                                             Title:  Managing Director

                                        FIRST RESERVE FUND VIII, L.P.

                                        By:  First Reserve GP VIII, L.P.,
                                             as General Partner

                                             By:  First Reserve Corporation,
                                                  as General Partner

                                             By:  /s/ Thomas R. Denison
                                                --------------------------------
                                                Title:  Managing Director


                                        FIRST RESERVE GP VII, L.P.

                                        By:  First Reserve Corporation,
                                             as General Partner


                                             By:  /s/ Thomas R. Denison
                                                --------------------------------
                                                Name:  Thomas R. Denison
                                                Title:  Managing Director

                                        FIRST RESERVE GP VIII, L.P.

                                        By:  First Reserve Corporation,
                                             as General Partner


                                             By:  /s/ Thomas R. Denison
                                                --------------------------------
                                                Name:  Thomas R. Denison
                                                Title:  Managing Director